Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES FINANCIAL RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2018

Englewood, CO - August 2, 2018 - Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) has reported results for the three and six months ended June 30, 2018. Ascent is a holding company that owns Brinks Home Security, one of the nation’s largest home security alarm monitoring companies.

Headquartered in the Dallas / Fort Worth area, Brinks Home Security provides security alarm monitoring services to over 950,000 residential and commercial customers as of June 30, 2018. Brinks Home Security’s long-term monitoring contracts provide high margin recurring revenue that results in predictable and stable cash flow.

Highlights1:

•	Ascent’s net revenue for the three and six months ended June 30, 2018 totaled $135.0 million and $268.8 million, respectively

•
Ascent’s net loss for the three and six months ended June 30, 2018 totaled $244.4 million and $275.2 million, respectively. Brinks Home Security’s net loss for the three and six months ended June 30, 2018 totaled $241.8 million and $268.0 million, respectively

•
Ascent’s Adjusted EBITDA for the three and six months ended June 30, 2018 totaled $69.4 million and $138.3 million, respectively. Brinks Home Security’s Adjusted EBITDA for the three and six months ended June 30, 2018 totaled $72.2 million and $142.2 million, respectively

•	The Brinks Home Security brand name was officially launched on May 28, 2018 with the Company’s Direct to Consumer and Dealer channels now going to market under one, unified brand name

Ascent Chief Executive Officer, William Niles stated, “I am pleased with our execution in the quarter. The team’s continued progress toward strengthening its operating performance and the launch of the Brinks Home Security brand give me confidence in the long term prospects for the business.”

Jeffery Gardner, President and Chief Executive Officer of Brinks Home Security said, “We continued to build momentum around our strategic operating initiatives in the second quarter. New subscribers grew 40% year-over-year and 73% sequentially, bolstered by an improved performance in our Direct to Consumer channel and a 10,250 bulk account purchase. Improved consolidated creation costs of 34.3 times resulted from favorable economics in our bulk purchase combined with solid performance in our Direct to Consumer channel. We also made incremental progress on RMR attrition, which improved 30 basis points sequentially to 13.6%. We will continue to focus on driving improvements in all of our attrition metrics.”

“Finally, we officially launched the Brinks Home Security brand name in late May. Our Direct to Consumer and Dealer channels are now going to market under one unified brand and initial feedback from partners and customers has been positive. We are encouraged by our progress and remain committed to executing against our strategic initiatives to drive long term shareholder value.”

1. Comparisons are year-over-year unless otherwise specified.

Results for the Three and Six Months Ended June 30, 2018

For the three months ended June 30, 2018, Ascent reported net revenue of $135.0 million, a decrease of 3.9%. For the six months ended June 30, 2018, net revenue totaled $268.8 million, a decrease of 4.6%. The reduction in revenue for the three and six months ended June 30, 2018 is due to the lower average number of subscribers in 2018. This decrease was partially offset by an increase in average recurring monthly revenue (“RMR”) per subscriber to $45.01 due to certain price increases enacted during the past twelve months. In addition, the Company realized a $2.4 million and $2.8 million increase in revenue for the three and six months ended June 30, 2018 from the favorable impact of the new revenue recognition guidance, ASC Topic 606 ("Topic 606"), adopted effective January 1, 2018.

Ascent’s total cost of services for the three months ended June 30, 2018 increased 11.6% to $33.0 million. For the six months ended June 30, 2018 Ascent’s total cost of services increased 10.3% to $65.7 million. The increase for the three and six months ended June 30, 2018 is primarily due to expensing certain direct and incremental field service costs on new contracts obtained in connection with a subscriber move ("Moves Costs") of $2.2 million and $4.6 million for the three and six months ended June 30, 2018, respectively. Upon adoption of Topic 606, all Moves Costs are expensed, whereas prior to adoption, certain Moves Costs were capitalized on the balance sheet. Moves Costs capitalized as Subscriber accounts, net for the three and six months ended June 30, 2017 were $3.6 million and $7.5 million, respectively. Furthermore, subscriber acquisition costs, which include expensed equipment and labor costs associated with the creation of new subscribers, increased to $4.3 million and $7.9 million for the three and six months ended June 30, 2018, respectively, as compared to $2.8 million and $5.5 million for the three and six months ended June 30, 2017, respectively, attributable to increased production volume in the direct sales channels. These increases were offset by reduced salary and wage expense due to lower headcount.

Ascent’s selling, general & administrative ("SG&A") costs for the three and six months ended June 30, 2018, decreased 46.9% to $34.4 million and 28.9% to $71.8 million, respectively. The decrease in SG&A for the three and six months ended June 30, 2018 is primarily attributable to the $28.0 million legal settlement recognized in the second quarter of 2017 in relation to putative class action litigation of alleged violation of telemarketing laws. Additionally, there were decreases in consulting fees related to company cost reduction initiatives, stock-based compensation expense and LiveWatch acquisition contingent bonus charges for the three and six months ended June 30, 2018, due to recent settlements or renegotiations of certain key agreements governing these costs. The decline was offset by increases in direct marketing and other SG&A subscriber acquisition costs associated with the creation of new subscribers. Subscriber acquisition costs in SG&A increased to $8.8 million and $16.9 million for the three and six months ended June 30, 2018, respectively as compared to $6.6 million and $13.0 million for the three and six months ended June 30, 2017, respectively.

Ascent reported a net loss from continuing operations for the three and six months ended June 30, 2018 of $244.4 million and $275.2 million, respectively, compared to net loss from continuing operations of $43.5 million and $62.5 million in the prior year periods. Brinks Home Security reported a net loss for the three and six months ended June 30, 2018 of $241.8 million and $268.0 million, respectively, compared to a net loss of $50.1 million and $71.1 million in the prior year periods. The increase in net loss from continuing operations at Ascent and Brinks Home Security is primarily attributable to a $214.4 million goodwill impairment recognized in the second quarter of 2018.

Ascent’s Adjusted EBITDA decreased 10.7% to $69.4 million for the three months ended June 30, 2018. Ascent’s Adjusted EBITDA for the six months ended June 30, 2018 decreased 12.3% to $138.3 million. Brinks Home Security’s Adjusted EBITDA decreased 10.5% and 12.7% to $72.2 million and $142.2 million during the three and six months ended June 30, 2018, respectively. The decrease for the three and six months ended June 30, 2018 is due to lower revenues, the expensing of subscriber moves costs, and an increase in total subscriber acquisition costs, net of related revenue. Total subscriber acquisition costs, net of related revenue, increased to $11.9 million and $22.1 million for the three and six months ended June 30, 2018 as compared to $8.2 million and $15.8 million for the three and six months ended June 30, 2017. The increase is primarily the result of increased production in the Company’s direct-to-consumer sales channel year-over-year. Brinks Home Security’s Adjusted EBITDA, as a percentage of net revenue, for the three and six months ended June 30, 2018 was 53.4% and 52.9%, respectively, as compared to 57.4% and 57.8% in the prior year periods.

For a reconciliation of net loss from continuing operations to Adjusted EBITDA, please see the Appendix of this release.

	Twelve Months Ended June 30,
	2018	2017
Beginning balance of accounts	1,020,923	1,074,922
Accounts acquired	98,561	114,955
Accounts canceled (b)	(158,233)	(161,622)
Canceled accounts guaranteed by dealer and other adjustments (a) (b)	(5,398)	(7,332)
Ending balance of accounts	955,853	1,020,923
Monthly weighted average accounts	980,008	1,047,754
Attrition rate - Unit (b)	16.1%	15.4%
Attrition rate - RMR (b) (c)	13.6%	14.0%

(a)	Includes canceled accounts that are contractually guaranteed to be refunded from holdback.

(b)
Accounts canceled for the twelve months ending June 30, 2017 were recast to include an estimated 6,653 accounts included in Brinks Home Security’s Radio Conversion Program that canceled in excess of their expected attrition.

(c)
The Recurring Monthly Revenue (“RMR”) of canceled accounts follows the same definition as subscriber unit attrition as noted above. RMR attrition is defined as the RMR of canceled accounts in a given period, adjusted for the impact of price increases or decreases in that period, divided by the weighted average of RMR for that period.

Unit attrition increased from 15.4% for the twelve months ended June 30, 2017 to 16.1% for the twelve months ended June 30, 2018. Contributing to the increase in the unit attrition rate was the relative proportion of the number of new customers under contract or in the dealer guarantee period in the twelve months ended June 30, 2018, as compared to the prior year period. There was also a modest increase to attrition attributed to subscriber losses related to the impacts of Hurricane Maria on Brinks Home Security’s Puerto Rico customer base.

RMR attrition for the twelve months ended June 30, 2018 decreased to 13.6% from 14.0% for the twelve months ended June 30, 2017, due to the Company's more aggressive price increase strategy.

During the three and six months ended June 30, 2018, Brinks Home Security acquired 37,383 and 58,930 subscriber accounts, respectively, as compared to 26,782 and 56,158 subscriber accounts in the three and six months ended June 30, 2017.

Ascent Liquidity and Capital Resources

At June 30, 2018, on a consolidated basis, Ascent had $109.7 million of cash, cash equivalents and marketable securities. A portion of these assets may be used to decrease debt obligations or fund stock repurchases, strategic acquisitions or investment opportunities.

At June 30, 2018, the existing long-term debt includes the principal balance of $1.8 billion under the Brinks Home Security Senior Notes, Credit Facility term loan, Credit Facility revolver and Ascent’s Convertible Notes. The Convertible Notes have an outstanding principal balance of $96.8 million as of June 30, 2018 and mature July 15, 2020. The Senior Notes have an outstanding principal balance of $585.0 million as of June 30, 2018 and mature on April 1, 2020. The Credit Facility term loan has an outstanding principal balance of $1.1 billion as of June 30, 2018 and requires principal payments of approximately $2.8 million per quarter with the remaining amount becoming due on September 30, 2022. As of June 30, 2018, the Credit Facility revolver has an outstanding balance of $84.1 million and becomes due on September 30, 2021. For additional information about our debt arrangements, please see the Long-Term Debt note in the Company's condensed consolidated financial statements.

Conference Call

Ascent will host a call today, Thursday, August 2, 2018 at 5:00 pm ET. To access the call please dial (888) 462-5915 from the United States, or (760) 666-3831 from outside the U.S. The conference call I.D. number is 5688325. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call can be accessed through August 16, 2018 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 5688325.

This call will also be available as a live webcast which can be accessed at Ascent’s Investor Relations Website at http://ir.ascentcapitalgroupinc.com/index.cfm.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, development of the Direct to Consumer Channel, market potential and expansion, the success of new products and services, account creation and related costs, subscriber attrition, anticipated account generation, launch of the Brinks Home Security brand and the anticipated benefits of the rebranding initiative, future financial prospects, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of our services, technological innovations in the alarm monitoring industry, competitive issues, continued access to capital on terms acceptable to Ascent and/or Brinks Home Security, our ability to capitalize on acquisition opportunities, general market and economic conditions and changes in law and government regulations. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-K and 10-Q for additional information about Ascent and about the risks and uncertainties related to Ascent's business which may affect the statements made in this press release.

About Ascent Capital Group and Brinks Home Security

Ascent Capital Group, Inc. (Nasdaq: ASCMA) is a holding company whose primary subsidiary operates as Brinks Home Security™, one of the largest home security and alarm monitoring companies in the U.S. Headquartered in the Dallas / Fort Worth area, Brinks Home Security secures approximately 1 million residential and commercial customers through highly responsive, simple security solutions backed by expertly trained professionals. The company has the nation’s largest network of independent authorized dealers - providing products and support to customers in the U.S., Canada and Puerto Rico - as well as direct-to-consumer sales of DIY and professionally installed products. For more information on Ascent, see http://ir.ascentcapitalgroupinc.com.

Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
Amounts in thousands, except share amounts

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$4,185	10,465
Restricted cash	104	—
Marketable securities, at fair value	105,515	105,958
Trade receivables, net of allowance for doubtful accounts of $3,390 in 2018 and $4,162 in 2017	12,456	12,645
Prepaid and other current assets	23,185	11,175
Total current assets	145,445	140,243
Property and equipment, net of accumulated depreciation of $43,309 in 2018 and $37,915 in 2017	36,603	32,823
Subscriber accounts and deferred contract acquisition costs, net of accumulated amortization of $1,519,406 in 2018 and $1,439,164 in 2017	1,222,485	1,302,028
Dealer network and other intangible assets, net of accumulated amortization of $47,288 in 2018 and $42,806 in 2017	1,213	6,994
Goodwill	349,149	563,549
Other assets	31,707	9,348
Total assets	$1,786,602	2,054,985
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$12,779	11,092
Accrued payroll and related liabilities	5,231	3,953
Other accrued liabilities	56,829	52,329
Deferred revenue	12,965	13,871
Holdback liability	9,740	9,309
Current portion of long-term debt	11,000	11,000
Total current liabilities	108,544	101,554
Non-current liabilities:
Long-term debt	1,793,364	1,778,044
Long-term holdback liability	2,031	2,658
Derivative financial instruments	3,313	13,491
Deferred income tax liability, net	14,635	13,311
Other liabilities	3,116	3,255
Total liabilities	1,925,003	1,912,313
Commitments and contingencies
Stockholders’ (deficit) equity:
Preferred stock, $0.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 45,000,000 shares; issued and outstanding 12,032,370 and 11,999,630 shares at June 30, 2018 and December 31, 2017, respectively	120	120
Series B common stock, $.01 par value. Authorized 5,000,000 shares; issued and outstanding 381,528 shares at both June 30, 2018 and December 31, 2017	4	4
Series C common stock, $0.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,424,724	1,423,899
Accumulated deficit	(1,575,648)	(1,277,118)
Accumulated other comprehensive income (loss), net	12,399	(4,233)
Total stockholders’ (deficit) equity	(138,401)	142,672
Total liabilities and stockholders’ (deficit) equity	$1,786,602	2,054,985

See accompanying notes to condensed consolidated financial statements.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
Amounts in thousands, except shares and per share amounts

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net revenue	$135,013	$140,498	$268,766	$281,698
Operating expenses:
Cost of services	33,047	29,617	65,748	59,586
Selling, general and administrative, including stock-based and long-term incentive compensation	34,387	64,771	71,793	101,016
Radio conversion costs	—	77	—	309
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	53,891	59,965	108,302	119,512
Depreciation	2,871	2,132	5,492	4,259
Loss on goodwill impairment	214,400	—	214,400	—
Gain on disposal of operating assets	—	(14,579)	—	(21,217)
	338,596	141,983	465,735	263,465
Operating income (loss)	(203,583)	(1,485)	(196,969)	18,233
Other expense (income), net:
Interest income	(774)	(563)	(1,255)	(958)
Interest expense	40,422	38,165	79,074	75,651
Other income, net	(211)	(222)	(2,276)	(464)
	39,437	37,380	75,543	74,229
Loss from continuing operations before income taxes	(243,020)	(38,865)	(272,512)	(55,996)
Income tax expense from continuing operations	1,347	4,661	2,693	6,475
Net loss from continuing operations	(244,367)	(43,526)	(275,205)	(62,471)
Discontinued operations:
Income from discontinued operations, net of income tax of $0	—	—	—	92
Net loss	(244,367)	(43,526)	(275,205)	(62,379)
Other comprehensive income (loss):
Foreign currency translation adjustments	—	584	—	642
Unrealized holding gain (loss) on marketable securities, net	(823)	536	(3,900)	1,087
Unrealized gain (loss) on derivative contracts, net	5,521	(5,777)	19,927	(4,728)
Total other comprehensive income (loss), net of tax	4,698	(4,657)	16,027	(2,999)
Comprehensive loss	$(239,669)	$(48,183)	$(259,178)	$(65,378)

Basic and diluted income (loss) per share:
Continuing operations	$(19.82)	$(3.58)	$(22.35)	$(5.14)
Discontinued operations	—	—	—	0.01
Net loss	$(19.82)	$(3.58)	$(22.35)	$(5.13)

Weighted average Series A and Series B shares - basic and diluted	12,327,387	12,168,582	12,313,233	12,151,417
Total issued and outstanding Series A and Series B shares at period end			12,413,898	12,355,256

See accompanying notes to condensed consolidated financial statements.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Amounts in thousands

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(275,205)	(62,379)
Adjustments to reconcile net loss to net cash provided by operating activities:
Income from discontinued operations, net of income tax	—	(92)
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	108,302	119,512
Depreciation	5,492	4,259
Stock-based and long-term incentive compensation	945	3,575
Deferred income tax expense	1,324	2,104
Gain on disposal of operating assets	—	(21,217)
Legal settlement reserve	—	28,000
Amortization of debt discount and deferred debt costs	5,994	5,415
Bad debt expense	5,623	4,987
Loss on goodwill impairment	214,400	—
Other non-cash activity, net	(805)	3,542
Changes in assets and liabilities:
Trade receivables	(5,434)	(3,949)
Prepaid expenses and other assets	(2,001)	(1,192)
Subscriber accounts - deferred contract acquisition costs	(2,586)	(1,547)
Payables and other liabilities	7,623	(8,143)
Operating activities from discontinued operations, net	—	(3,408)
Net cash provided by operating activities	$63,672	69,467
Cash flows from investing activities:
Capital expenditures	(8,928)	(5,752)
Cost of subscriber accounts acquired	(69,695)	(88,287)
Purchases of marketable securities	(39,022)	(2,626)
Proceeds from sale of marketable securities	37,841	1,057
Proceeds from the disposal of operating assets	—	32,612
Net cash used in investing activities	$(79,804)	(62,996)
Cash flows from financing activities:
Proceeds from long-term debt	105,300	95,550
Payments on long-term debt	(95,200)	(82,350)
Value of shares withheld for share-based compensation	(144)	(431)
Net cash provided by financing activities	$9,956	12,769
Net increase (decrease) in cash, cash equivalents and restricted cash	$(6,176)	19,240
Cash, cash equivalents and restricted cash at beginning of period	10,465	12,319
Cash, cash equivalents and restricted cash at end of period	$4,289	31,559
Supplemental cash flow information:
State taxes paid, net	$2,710	3,105
Interest paid	72,899	70,226
Accrued capital expenditures	616	493

See accompanying notes to condensed consolidated financial statements.

Adjusted EBITDA

We evaluate the performance of our operations based on financial measures such as revenue and "Adjusted EBITDA." Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts, dealer network and other intangible assets), restructuring charges, stock-based compensation, and other non-cash or non-recurring charges. Ascent believes that Adjusted EBITDA is an important indicator of the operational strength and performance of its business, including the business' ability to fund its ongoing acquisition of subscriber accounts, its capital expenditures and to service its debt. In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which Brinks Home Security's covenants are calculated under the agreements governing its debt obligations. Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles in the United States ("GAAP"), should not be construed as an alternative to net income or loss and is indicative neither of our results of operations nor of cash flows available to fund all of our cash needs. It is, however, a measurement that Ascent believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure. As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by Ascent should not be compared to any similarly titled measures reported by other companies.

The following table provides a reconciliation of Ascent's Net loss from continuing operations to total Adjusted EBITDA for the periods indicated (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net loss from continuing operations	$(244,367)	(43,526)	$(275,205)	(62,471)
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	53,891	59,965	108,302	119,512
Depreciation	2,871	2,132	5,492	4,259
Stock-based compensation	685	1,999	970	3,575
Radio conversion costs	—	77	—	309
Legal settlement reserve	—	28,000	—	28,000
Severance expense (a)	—	—	2,955	27
LiveWatch acquisition contingent bonus charges	62	387	124	1,355
Rebranding marketing program	2,403	33	3,295	880
Integration / implementation of company initiatives	—	1,389	—	2,030
Gain on revaluation of acquisition dealer liabilities	—	(404)	—	(404)
Impairment of capitalized software	—	—	—	713
Gain on disposal of operating assets	—	(14,579)	—	(21,217)
Loss on goodwill impairment	214,400	—	214,400	—
Interest income	(774)	(563)	(1,255)	(958)
Interest expense	40,422	38,165	79,074	75,651
Unrealized (gain) loss on marketable securities, net	(1,540)	—	(2,576)	—
Income tax expense from continuing operations	1,347	4,661	2,693	6,475
Adjusted EBITDA	$69,400	77,736	$138,269	157,736

Expensed subscriber acquisition costs, net
Gross subscriber acquisition costs	$13,135	9,450	$24,825	18,483
Revenue associated with subscriber acquisition costs	(1,255)	(1,251)	(2,767)	(2,643)
Expensed Subscriber acquisition costs, net	$11,880	8,199	$22,058	15,840

(a)	Severance expense related to transitioning executive leadership at Ascent in 2018 and Brinks Home Security in 2017.

The following table provides a reconciliation of Brinks Home Security’s Net loss to total Adjusted EBITDA for the periods indicated (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net loss	$(241,792)	(50,104)	$(267,999)	(71,117)
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	53,891	59,965	108,302	119,512
Depreciation	2,865	2,125	5,480	4,245
Stock-based compensation	383	930	430	1,448
Radio conversion costs	—	77	—	309
Legal settlement reserve	—	28,000	—	28,000
Severance expense (a)	—	—	—	27
LiveWatch acquisition contingent bonus charges	62	387	124	1,355
Rebranding marketing program	2,403	33	3,295	880
Integration / implementation of company initiatives	—	1,389	—	2,030
Gain on revaluation of acquisition dealer liabilities	—	(404)	—	(404)
Impairment of capitalized software	—	—	—	713
Loss on goodwill impairment	214,400	—	214,400	—
Interest expense	38,600	36,477	75,473	72,315
Income tax expense	1,347	1,779	2,693	3,563
Adjusted EBITDA	$72,159	80,654	$142,198	162,876

Expensed subscriber acquisition costs, net
Gross subscriber acquisition costs	$13,135	9,450	$24,825	18,483
Revenue associated with subscriber acquisition costs	(1,255)	(1,251)	(2,767)	(2,643)
Expensed Subscriber acquisition costs, net	$11,880	8,199	$22,058	15,840

(a)	Severance expense related to transitioning executive leadership at Brinks Home Security.